Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2019 Results

Record second quarter sales increased 8 percent driven by growth across all three segments

Racine, WI – October 30, 2018 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2018.

Second Quarter Highlights:

•	Net sales of $548.9 million increased 8 percent from the prior year, 10 percent on a constant-currency basis
•	Operating income of $22.8 million was down 3 percent from the prior year and adjusted operating income of $26.5 million was down 1 percent from the prior year
•	Earnings per share of $0.75 more than doubled from the prior year due to favorable income tax benefits and adjusted earnings per share of $0.35 decreased $0.01 from the prior year
•	Confirmed guidance for revenue and adjusted earnings per share, lowered guidance range 3 to 4 percent for adjusted operating earnings

“Our business achieved double-digit revenue growth on a constant currency basis, driven by continued global expansion and new product launches across all three of our business segments,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Our commercial and industrial segment had an exceptional quarter, further validating our diversification strategy.  The earnings conversion in our vehicular business was lower than expected due to several factors that impacted our operating performance.  Many of these factors are temporary in nature, largely driven by the multiple new program launches, and we are taking actions to improve performance in the second half of the year.”

Net sales increased 8 percent in the second quarter to $548.9 million, compared with $508.3 million in the prior year.  On a constant-currency basis, net sales increased 10 percent from the prior year.  This increase was a result of sales growth across all business segments.

Gross profit increased 2 percent in the second quarter to $87.9 million, compared with $86.1 million in the prior year. Gross margin decreased 100 basis points to 16.0 percent, primarily due to the negative impact of higher raw material and labor costs and operating inefficiencies at certain high-volume manufacturing facilities.

Selling, general and administrative (“SG&A”) expense was $63.4 million in the second quarter, $1.2 million higher than the prior year.  This increase was largely due to higher compensation-related expenses and environmental charges as compared to the prior year, partially offset by lower integration costs associated with our acquisition of Luvata HTS.

Operating income decreased 3 percent in the second quarter to $22.8 million, compared with $23.5 million in the prior year. An increase in operating income for the CIS segment was more than offset by decreases in the VTS and Building HVAC segments.  During the second quarter of fiscal 2019 and 2018, acquisition and integration costs, restructuring expenses, and certain other items totaled $3.7 million and $3.3 million, respectively. Excluding these items, adjusted operating income decreased 1 percent to $26.5 million, compared with $26.8 million in the prior year.

Earnings per share increased 142 percent in the second quarter to $0.75, compared with $0.31 in the prior year.  This increase was primarily due to favorable income tax benefits resulting from certain elections made related to tax reform and further benefits from the recognition of foreign tax credits.  Adjusted earnings per share decreased $0.01 to $0.35, compared to the prior year.  This decrease was primarily due to lower operating income.

Second Quarter Segment Review

•
VTS segment sales were $335.6 million, compared with $310.6 million one year ago, an increase of 8 percent.  On a constant-currency basis, sales were up 10 percent, driven primarily by higher sales to off-highway and automotive customers in North America and Asia.  The segment reported operating income of $14.1 million, a decrease of $4.8 million, or 25 percent, from the prior year, primarily due to higher material costs, continued operating inefficiencies resulting from the many new programs at certain high-volume manufacturing locations, and higher environmental charges related to previously-owned manufacturing facilities in the U.S.

•
CIS segment sales were $178.2 million, compared with $163.8 million one year ago, an increase of 9 percent.  On a constant-currency basis, sales were up 10 percent, driven primarily by higher sales to data center and commercial HVAC customers. The segment reported operating income of $12.9 million, an increase of $3.9 million, or 43 percent, from the prior year, primarily due to higher sales volume and favorable sales mix.

•
Building HVAC Systems segment sales were $50.7 million, compared with $48.8 million one year ago, an increase of 4 percent, driven primarily by higher sales of heating products in North America and parts and controls in the UK. The segment reported operating income of $4.8 million, a decrease of $1.5 million, or 24 percent, from the prior year, primarily due to a $1.7 million loss on the sale of the South Africa business.

Balance Sheet & Liquidity

Total debt was $479.9 million as of September 30, 2018. Cash and cash equivalents at the end of the second quarter were $35.8 million. Net debt was $444.1 million as of September 30, 2018, an increase of $4.0 million from the end of fiscal 2018.

Net cash provided by operating activities for the six months ended September 30, 2018 was $36.7 million compared with $72.8 million one year ago. Free cash flow for the six months ended September 30, 2018 was negative $1.2 million, which was $37.2 million lower than the prior year.  This decrease was primarily due to unfavorable net changes in working capital versus the prior year as a result of higher sales growth, and higher incentive compensation and other employee benefit payments.

Outlook

“Our end markets remain strong, our commercial teams are executing well, and we are achieving our expected level of sales growth,” commented Burke.  “However, we continue to face higher material costs and tariffs imposed on our purchased materials. In addition, we are working to address manufacturing inefficiencies that have negatively impacted our VTS margins in the first half of the year.  These continued cost pressures have caused us to reevaluate and lower our adjusted operating earnings range by $5 million, while confirming both our sales and adjusted earnings per share guidance. We still expect to deliver another record year for sales and earnings, with an adjusted operating earnings improvement of 8 to 16 percent.”

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance ranges for fiscal 2019:

•	Full fiscal year-over-year sales up 3 to 8 percent;
•	Adjusted operating income of $130 million to $140 million; and
•	Adjusted earnings per share of $1.50 to $1.65.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, October 31, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its second quarter fiscal 2019 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after October 31, 2018. A call-in replay will be available through midnight on November 1, 2018, at 855.859.2056, (international replay 404.537.3406); Conference ID# 7455097. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on November 1, 2018.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to realize the anticipated synergies associated with the Luvata HTS acquisition and to achieve projected cash flows sufficient to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel), and our ability to pass increasing prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain managerial and leadership talent; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2019 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first six months of fiscal 2019 are presented on page 7.  Estimates of these adjustments for the remainder of fiscal 2019 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2018	2017	2018	2017
Net sales	$548.9	$508.3	$1,115.0	$1,023.8
Cost of sales	461.0	422.2	932.8	849.2
Gross profit	87.9	86.1	182.2	174.6
Selling, general & administrative expenses	63.4	62.2	122.7	121.4
Restructuring expenses	-	0.4	0.2	2.1
Loss on sale of assets	1.7	-	1.7	-
Operating income	22.8	23.5	57.6	51.1
Interest expense	(6.5)	(6.6)	(12.7)	(13.2)
Other expense - net	(0.5)	(1.1)	(1.6)	(2.0)
Earnings before income taxes	15.8	15.8	43.3	35.9
Benefit (provision) for income taxes	22.9	0.5	17.9	(2.2)
Net earnings	38.7	16.3	61.2	33.7
Net earnings attributable to noncontrolling interest	(0.2)	(0.4)	(0.7)	(0.8)
Net earnings attributable to Modine	$38.5	$15.9	$60.5	$32.9

Net earnings per share attributable to Modine shareholders - diluted:	$0.75	$0.31	$1.18	$0.65

Weighted-average shares outstanding - diluted:	51.4	50.7	51.3	50.4

Condensed consolidated balance sheets (unaudited)
	(In millions)
	September 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$35.8	$39.3
Trade receivables	339.1	342.4
Inventories	210.6	191.3
Other current assets	68.4	70.1
Total current assets	653.9	643.1
Property, plant and equipment - net	485.7	504.3
Intangible assets - net	122.2	129.9
Goodwill	169.7	173.8
Deferred income taxes	99.7	96.9
Other noncurrent assets	24.9	25.4
Total assets	$1,556.1	$1,573.4

Liabilities and shareholders' equity
Debt due within one year	$115.9	$93.1
Accounts payable	284.7	277.9
Other current liabilities	121.7	144.5
Total current liabilities	522.3	515.5
Long-term debt	364.0	386.3
Other noncurrent liabilities	146.4	173.1
Total liabilities	1,032.7	1,074.9
Total equity	523.4	498.5
Total liabilities & equity	$1,556.1	$1,573.4

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Six months ended September 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$61.2	$33.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38.5	37.8
Loss on sale of assets	1.7	-
Stock-based compensation expense	5.2	5.4
Deferred income taxes	(6.4)	(7.3)
Other - net	1.6	5.5
Net changes in operating assets and liabilities	(65.1)	(2.3)
Net cash provided by operating activities	36.7	72.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(37.9)	(36.8)
Other - net	0.9	(0.9)
Net cash used for investing activities	(37.0)	(37.7)

Cash flows from financing activities:
Net increase (decrease) in debt	4.5	(18.8)
Other - net	(5.4)	(0.6)
Net cash used for financing activities	(0.9)	(19.4)

Effect of exchange rate changes on cash	(2.5)	2.3

Net (decrease) increase in cash, cash equivalents and restricted cash	(3.7)	18.0

Cash, cash equivalents and restricted cash - beginning of period	40.3	34.8

Cash, cash equivalents and restricted cash - end of period	$36.6	$52.8

Segment operating results (unaudited)
	(In millions)

	Three months ended September 30,		Six months ended September 30,
	2018	2017	2018	2017
Net sales:
Vehicular Thermal Solutions	$335.6	$310.6	$688.4	$625.9
Commercial and Industrial Solutions	178.2	163.8	362.1	335.2
Building HVAC Systems	50.7	48.8	95.7	91.8
Segment total	564.5	523.2	1,146.2	1,052.9
Corporate and eliminations	(15.6)	(14.9)	(31.2)	(29.1)
Net sales	$548.9	$508.3	$1,115.0	$1,023.8

Operating income:
Vehicular Thermal Solutions	$14.1	$18.9	$39.6	$41.1
Commercial and Industrial Solutions	12.9	9.0	26.1	20.4
Building HVAC Systems	4.8	6.3	8.0	9.4
Segment total	31.8	34.2	73.7	70.9
Corporate and eliminations	(9.0)	(10.7)	(16.1)	(19.8)
Operating income (a)	$22.8	$23.5	$57.6	$51.1

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company Adjusted financial results (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2018	2017	2018	2017
Operating income	$22.8	$23.5	$57.6	$51.1
Environmental charges (a)	1.9	0.7	2.8	0.9
Loss on sale of assets (b)	1.7	-	1.7	-
Restructuring expenses (c)	-	0.4	0.2	2.1
Acquisition and integration costs (d)	0.1	1.2	0.2	2.7
Strategy consulting fees (e)	-	1.0	-	1.6
Adjusted operating income	$26.5	$26.8	$62.5	$58.4

Net earnings per share attributable to Modine shareholders - diluted	$0.75	$0.31	$1.18	$0.65
Environmental charges (a)	0.03	0.01	0.04	0.01
Loss on sale of assets (b)	0.03	-	0.03	-
Restructuring expenses (c)	-	0.01	-	0.03
Acquisition and integration costs (d)	-	0.02	-	0.04
Strategy consulting fees (e)	-	0.01	-	0.02
U.S. tax reform (f)	(0.47)	-	(0.47)	-
Tax valuation allowances (g)	0.02	-	(0.02)	-
Adjusted earnings per share	$0.35	$0.36	$0.76	$0.75

(a)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the Vehicular Thermal Solutions segment.
(b)
The Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million.  Annual sales for this disposed business were less than $2.0 million. There was no tax benefit associated with this transaction based upon the capital loss tax treatment in the applicable jurisdiction.

(c)	Restructuring expenses primarily relate to equipment transfer and plant consolidation costs and employee severance expenses.
(d)
These costs, recorded as SG&A expenses at Corporate, relate to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business, which the Company operates as its Commercial and Industrial Solutions segment. The tax benefit related to acquisition and integration costs for the six months ended September 30, 2017 was $1.0 million.

(e)	During the first six months of fiscal 2018, the Company recorded $1.6 million of third party strategy advisory fees as SG&A expenses at Corporate.
(f)
During the second quarter of fiscal 2019, the Company recorded income tax benefits totaling $24.4 million, which were primarily related to transition tax obligations associated with tax reform legislation in the U.S. that was enacted in December 2017 and the recognition of tax assets for foreign tax credits.

(g)
During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China. As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.

Modine Manufacturing Company Net debt (unaudited)
		(In millions)

	September 30, 2018	March 31, 2018
Debt due within one year	$115.9	$93.1
Long-term debt	364.0	386.3
Total debt	479.9	479.4

Less: cash and cash equivalents	35.8	39.3
Net debt	$444.1	$440.1

Free cash flow (unaudited)
	(In millions)

	Three months ended September 30,		Six months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$40.8	$52.2	$36.7	$72.8
Expenditures for property, plant and equipment	(15.3)	(15.2)	(37.9)	(36.8)
Free cash flow	$25.5	$37.0	$(1.2)	$36.0

Net sales - constant currency (unaudited)
	(In millions)

	Three months ended September 30,
	2018			2017
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Vehicular Thermal Solutions	$335.6	$6.7	$342.3	$310.6
Commercial and Industrial Solutions	178.2	1.5	179.7	163.8
Building HVAC Systems	50.7	0.1	50.8	48.8
Segment total	564.5	8.3	572.8	523.2
Corporate and eliminations	(15.6)	-	(15.6)	(14.9)
Net sales	$548.9	$8.3	$557.2	$508.3

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com

Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com